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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                      FORM N-8A

                             NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF THE
                            INVESTMENT COMPANY ACT OF 1940

    The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

    Name: The Portland Mutual Funds

    Address of Principal Business Office (No. and Street, City, State and Zip
Code): c/o Union Bond & Trust Company, 5665 SW Meadows Road, Suite 400, Lake Oswego, Oregon 97035

    Telephone Number (including area code): (503) 620-7899

    Name and address of agent for service of process: Joan Hall, Secretary, c/o Union Bond & Trust Company, 5665 SW Meadows Road, Suite 400, Lake Oswego, Oregon 97035

    Check Appropriate Box:

    Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

    YES /X/             NO / /

    Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Lake Oswego, State of Oregon on the 8th day of October, 1997.

                                                 THE PORTLAND MUTUAL FUNDS


                                                 /s/ Harold H. Morley
                                                 -------------------------
                                                 By:  Harold H. Morley
                                                 Title:  President and Trustee

Attest:

/s/ Joan Hall
-------------------
By:     Joan Hall
Title:  Secretary